Exhibit 10.39
EXECUTION COPY
U.S. $100,000,000
364-DAY CREDIT AGREEMENT
Dated as of September 14, 2006
Between
APPLIED MATERIALS, INC.
as Borrower
and
CITICORP USA, INC.
as Lender

i

Page
SECTION 7.01 Amendments, Etc	31
SECTION 7.02 Notices, Etc	31
SECTION 7.03 No Waiver; Remedies	32
SECTION 7.04 Costs and Expenses	32
SECTION 7.05 Right of Set-off	33
SECTION 7.06 Binding Effect	33
SECTION 7.07 Confidentiality	33
SECTION 7.08 Governing Law	34
SECTION 7.09 Execution in Counterparts	34
SECTION 7.10 Jurisdiction, Etc	34
SECTION 7.11 Patriot Act Notice	34
SECTION 7.12 Assignments	34
SECTION 7.13 Waiver of Jury Trial	35

Schedules
Schedule 5.01(a) — Existing Liens*
Schedule 5.02(a)(xii) — Special Unencumbered Property*

Exhibits
Exhibit A — Form of Revolving Credit Note
Exhibit B — Form of Notice of Revolving Credit Advance
Exhibit C — Form of Opinion of Vice President, Legal Services of the Borrower*
Exhibit D Form of Opinion of Orrick, Herrington & Sutcliffe, LLP*

*	These schedules and exhibits have not been filed herewith. The Company agrees to furnish supplementally any omitted materials to the Securities and Exchange Commission upon request.

ii

364-DAY CREDIT AGREEMENT
Dated as of September 14, 2006
          APPLIED MATERIALS, INC., a Delaware corporation, and CITICORP USA, INC. agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01 Certain Defined Terms.
          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Adjusted CD Rate” means, for any Interest Period for each Adjusted CD Rate Advance, an interest rate per annum equal to the sum of:
          (a) the rate per annum obtained by dividing (i) the rate of interest determined by the Lender to be the bid rates per annum, at 9:00 A.M. (New York City time) (or as soon thereafter as practicable) two Business Days before the first day of such Interest Period, of New York certificate of deposit dealers of recognized standing selected by the Lender for the purchase at face value of certificates of deposit of Citibank in an amount substantially equal to such Adjusted CD Rate Advance and with a maturity equal to such Interest Period, by (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage (as defined below) for such Interest Period, plus
          (b) the Assessment Rate (as defined below) for such Interest Period.
          The “Adjusted CD Rate Reserve Percentage” for any Interest Period for each Adjusted CD Rate Advance means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding $5 billion with respect to liabilities consisting of or including (among other liabilities) U.S. dollar nonpersonal time deposits in the United States with a maturity equal to such Interest Period and in an amount of $100,000. The “Assessment Rate” for any Interest Period for each Adjusted CD Rate Advance means the annual assessment rate estimated by the Lender on the first day of such Interest Period for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States.
          “Adjusted CD Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(iii).
          “Affiliate” means, as to any Person, other than in respect of the Borrower or any of its direct or indirect Subsidiaries, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote, for purposes of Section 5.02(f) 10%, and for all other purposes 5%, or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
          “Applicable Lending Office” means the Lender’s Domestic Lending Office in the case of a Base Rate Advance, the Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and the Lender’s CD Lending Office in the case of an Adjusted CD Rate Advance.
          “Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Applicable Margin	Applicable Margin		Applicable Margin
Public Debt Rating	for Base Rate	for Eurodollar Rate		for Adjusted CD
S&P/Moody’s	Advances	Advances		Rate Advances
Level 1 A+/A1 or above	***	*	**	*	**

Level 2 A/A2	***	*	**	*	**

Level 3 A-/A3	***	*	**	*	**

Level 4 BBB+/Baa1	***	*	**	*	**

Level 5 Lower than Level 4 or unrated	***	*	**	*	**
          “Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating
S&P/Moody’s	Applicable Percentage
Level 1 A+/A1 or above	***

Level 2 A/A2	***

Level 3 A-/A3	***

Level 4 BBB+/Baa1	***

Level 5 Lower than Level 4 or unrated	***
          “Applicable Utilization Fee” means (a) when the aggregate Revolving Credit Advances are equal to or less than 33% of the Commitment, a percentage per annum equal to 0%, and (b) when the

***	information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

aggregate Revolving Credit Advances exceed 33% of the Commitment, a percentage per annum equal to 0.125%.
          “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
          (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and
          (c) 1/2 of one percent per annum above the Federal Funds Rate.
          “Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(i).
          “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
          “Borrower” means Applied Materials, Inc., a Delaware corporation.
          “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
          “Capitalized Lease” means any lease the obligation for rentals with respect to which is required to be capitalized on a Consolidated balance sheet of the lessee and its Subsidiaries in accordance with GAAP.
          “Capitalized Rentals” of any Person means at any date the amount at which the aggregate rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a Consolidated balance sheet of such Person.

          “CD Lending Office” means the office of the Lender specified as its “CD Lending Office” opposite its name on Schedule I hereto, or such other office of the Lender as the Lender may from time to time specify to the Borrower.
          “Citibank” means Citibank, N.A.
          “Closing Date” means September 17, 2006 or such other date as may be agreed upon by the Borrower and Lender.
          “Commitment” means the amount set forth opposite the Lender’s name on the signature pages hereof, as such amount may be reduced pursuant to Section 2.04.
          Communications” shall have the meaning set forth in Section 7.02(b).
          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
          “Consolidated Debt” means all Debt of the Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis after eliminating intercompany items.
          “Consolidated Net Tangible Assets” means, at any date, the total amount of all Tangible Assets of the Borrower and its Subsidiaries after deducting therefrom all liabilities which in accordance with GAAP would be included on their consolidated balance sheet, except Consolidated Debt.
          “Consolidated Total Assets” means, at any date, the total assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.
          “Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.07 or 2.08.
          “Debt” of any Person means, without duplication, (a) all Indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all Indebtedness of such Person evidenced by notes, bonds, debentures or other similar evidences of indebtedness, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) including, without limitation, obligations secured by Liens arising from the sale or transfer of notes or accounts receivable; provided that Debt shall not include any sale or transfer of notes or accounts receivable whether or not precautionary Liens are filed or recorded in connection with such sale or transfer of such notes or accounts receivable, if and only if such sale or transfer (A) is accounted for as true sale under GAAP and (B) pursuant to which there is no recourse (other than recourse for breach of customary representations and warranties or in connection with any such sales or transfers) to the seller of such notes or accounts receivable (as evidenced by there being no accounting reserve taken or required to be taken, which in the event a reserve is taken, the amount of Debt shall be deemed to be the amount of such reserve), and provided, further, that all trade payables and accrued expenses constituting current liabilities shall be excluded, (e) all Capitalized Rentals, (f) reimbursement obligations of such Person in respect of credit enhancement instruments, which reimbursement obligations are then due and payable by such Person, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, including, without limitation, obligations secured by Liens arising from the sale or transfer of notes, accounts receivable or other assets; provided, however, that obligations of such Person secured by Liens on notes, accounts receivable or other assets sold or transferred in a transaction which is accounted for as a true sale under GAAP shall not be Debt under this definition.
The Borrower’s obligations under operating leases and Off-Balance Sheet Leases shall be excluded from this definition of Debt; provided that (A) no such exclusion shall be made if and to the extent that GAAP would require such obligations to be classified as debt for borrowed money and (B) in any event the term “Debt” shall include the Excess Lease Financed Amount (if any).
          “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
          “Domestic Lending Office” means the office of the Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto, or such other office of the Lender as the Lender may from time to time specify to the Borrower.
          “EBITDA” means, for any period, Net Income plus, to the extent deducted in determining such Net Income, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) one-time non-cash charges related to asset impairments and restructuring activities, and (f) cash and non-cash portions of discontinued operations and extraordinary items, all determined on a Consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.
          “Effective Date” has the meaning specified in Section 3.01.
          “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, and (iii) any other Person that has a rating for any class of non-credit enhanced long-term senior unsecured debt of not lower than A by S&P or A2 by Moody’s and is approved by Borrower, such approval not to be unreasonably withheld or delayed.
          “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
          “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, injunctions and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Affiliate” means any Person in which the Borrower or any of its Subsidiaries holds an equity investment that is accounted for under the equity method.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
          “ERISA Affiliate” means any member of the ERISA Group.
          “ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurodollar Lending Office” means the office of the Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto, or such other office of the Lender as the Lender may from time to time specify to the Borrower.
          “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Dow Jones Markets Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Eurodollar Rate Advance to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
          “Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(ii).
          “Eurodollar Rate Reserve Percentage” for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including

Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
          “Events of Default” has the meaning specified in Section 6.01.
          “Excess Lease Financed Amount” means the amount (if any) by which the Lease Financed Amount exceeds (a) $300,000,000 at any time when the Borrower’s Public Debt Rating is lower than BBB+ by S&P or Baa1 by Moody’s or (b) $600,000,000 at any time when the Borrower’s Public Debt rating is at least BBB+ by S&P or Baa1 by Moody’s.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
          “Funded Debt” means, with respect to any Person for such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, at the time of determination, the sum of the outstanding principal amount of all Debt which would be reflected as liabilities on the balance sheet of such Person, other than the following items which shall not be included in Funded Debt: (a) Debt or other obligations of others guaranteed by such Person and its Subsidiaries; (b) all reimbursement obligations (whether contingent or otherwise) in respect of the undrawn portion of letters of credit, bankers’ acceptances, surety or other bonds, and similar instruments (including, without limitation, those outstanding with respect to letters of credit); and (c) all liabilities in respect of unfunded vested benefits under any Plan.
          “GAAP” means at any time generally accepted accounting principles as then in effect, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lender; provided that, if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Article V or any definition of a term used in any such covenant to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Lender notifies the Borrower that it wishes to amend any such covenant or definition for such purpose), then, for purposes of such covenant or definition only, “GAAP” shall mean GAAP as in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Lender.
          “Hazardous Substances” means any substance or waste defined as “toxic” or “hazardous” under any Environmental Laws, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons.
          “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

          “Indebtedness” of any Person means and includes all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person.
          “Intangible Assets” means at any date the total amount of all assets of the Borrower and its Subsidiaries that are properly classified as “intangible assets” in accordance with GAAP and, in any event, shall include, without limitation, goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, and deferred charges other than prepaid insurance, prepaid leases and prepaid taxes and current deferred taxes which are classified on the balance sheet of the Borrower and its Subsidiaries as a current asset in accordance with GAAP and in which classification the Borrower’s independent public accountants concur; provided that the foregoing Intangible Assets shall be deemed to be in an amount equal to zero at all times during which such Intangible Assets, in the aggregate, are less than 2% of stockholders’ equity of the Borrower.
          “Interest Expense” of any Person for any period means the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Debt (including the interest portion of rentals under Capitalized Leases) and all but the principal component of payments in respect of conditional sales, equipment trust or other title retention agreements paid, accrued or scheduled to be paid or accrued by such Person during such period, net of interest income, determined in accordance with GAAP.
          “Interest Period” means, for each Eurodollar Rate Advance or Adjusted CD Rate Advance, the period commencing on the date of such Revolving Credit Advance or the date of the Conversion of any Revolving Credit Advance into such an Revolving Credit Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances or Adjusted CD Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months in the case of a Eurodollar Rate Advance, and 30, 60, 90, 120 or 180 days in the case of an Adjusted CD Rate Advance, in each case, as the Borrower may, upon notice received by the Lender not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (i) the Borrower may not select any Interest Period that ends after the Termination Date;
     (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances or Adjusted CD Rate Advances shall be of the same duration;
     (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, in the case of an Interest Period for a Eurodollar Rate Advance that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (iv) in the case of an Interest Period for a Eurodollar Rate Advance, whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “Lease Financed Amount” means, with respect to Off-Balance Sheet Leases, (a) in the case of the Existing Off-Balance Sheet Lease, the sum of the aggregate outstanding principal amount of the Loans (as defined therein) and the outstanding Investment Amounts (as defined therein) or (b) in the case of any other Off-Balance Sheet Lease, the sum of the comparable amounts as defined therein.
          “Lender” means Citigroup USA, Inc. and any Eligible Assignee thereof, as applicable.
          “Lender’s Account” means the account of the Lender maintained by the Lender at Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 4058-0062, Attention: Steven Curcio, Global Loans.
          “Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt, to (b) Consolidated EBITDA for the most recently completed four consecutive fiscal quarters ending on or prior to such date, in each case for the Borrower and its Subsidiaries as of such date.
          “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
Off Balance Sheet Leases and the arrangements set forth therein shall be excluded from this definition; provided that:
          (a) if any portion of the Lease Financed Amount is included in Debt under the last sentence of the definition of Debt, then for purposes of Section 5.03, Off-Balance Sheet Leases and the arrangements set forth therein shall be deemed to create a Lien securing the Excess Lease Financed Amount; and
          (b) if Off-Balance Sheet Leases and the arrangements set forth therein create a lien on any property or assets other than (i) the property and assets leased pursuant to Off-Balance Sheet Leases, (ii) rights of the Borrower as sublessor of any portion of such property and assets and (iii) Permitted Lease Collateral, such lien shall not be excluded from this definition.
          “Margin Stock” means “margin stock” as such term is defined in Regulation U.
          “Material Adverse Effect” means any material adverse change in the business, condition (financial or otherwise) or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole.
          “Material Debt” means Debt (other than the Note) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $75,000,000.
          “Material Financial Obligations” means a principal or face amount of Debt and/or payment obligations (calculated after giving effect to any applicable netting agreements) in respect of

Hedge Agreements of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $75,000,000.
          “Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $75,000,000.
          “Minority Interests” means any shares of stock of any class of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Borrower and/or one or more of its Subsidiaries.
          “Moody’s” means Moody’s Investors Service, Inc. or its successors.
          “Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contribution, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
          “Net Income” of any Person means, for any period, net income before (i) extraordinary items, (ii) the results of discontinued operations and (iii) the effect of any cumulative change in accounting principles, determined in accordance with GAAP.
          “Notice of Revolving Credit Advance” has the meaning specified in Section 2.02(a).
          “Off-Balance Sheet Leases” means one or more lease agreements and related agreements entered into by the Borrower or any of its Subsidiaries form time to time, in each case in a transaction which the Borrower or such Subsidiary intends to be treated as an “operating lease” for financial reporting purposes but as a loan for one or more of the following purposes: (a) federal, state and local income or franchise tax, (b) bankruptcy, (c) real estate law and (d) commercial law (including uniform commercial law).
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.
          “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
          “Permitted Lease Collateral” means any cash or cash equivalents securing the obligations of the Borrower or its Subsidiaries in any Off-Balance Sheet Lease.
          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
          “Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          “Public Debt Rating” means, as of any date for S&P, the lowest rating that has been most recently announced by S&P for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower and, as of any date for Moody’s, the lowest rating that has been most recently announced by Moody’s for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
          “Reportable Event” means any “reportable event” as defined in section 4043 of ERISA for which the 30-day notice requirement has not been waived under applicable regulations.
          “Revolving Credit Advance” means an advance by the Lender to the Borrower and refers to a Base Rate Advance, a Eurodollar Rate Advance or an Adjusted CD Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
          “Revolving Credit Note” means a promissory note of the Borrower payable to the order of the Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Revolving Credit Advances.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors.
          “SEC” means the Securities and Exchange Commission.
          “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
          “Tangible Assets” means, at any date, Consolidated Total Assets (less depreciation, depletion and other properly deductible valuation reserves) after deducting (but without duplication) Intangible Assets.
          “Termination Date” means the earlier of (a) September 16, 2007, and (b) the date of termination of the Commitment pursuant to Section 2.04 or 6.01.
          “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
          “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
          SECTION 2.01 The Revolving Credit Advances. The Lender agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the Lender’s Commitment. Each Revolving Credit Advance shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Within the limits of the Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.
          SECTION 2.02 Making the Revolving Credit Advances. (a) Each Revolving Credit Advance shall be made on notice, given not later than (i) 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Advance in the case of a Eurodollar Rate Advance, (ii) 1:00 P.M. (New York City time) on the second Business Day prior to the date of the proposed Revolving Credit Advance in the case of an Adjusted CD Rate Advance or (iii) 12:00 noon (New York City time) on the date of the proposed Revolving Credit Advance in the case of a Base Rate Advance, by the Borrower to the Lender. Each such notice of a Revolving Credit Advance (a “Notice of Revolving Credit Advance”) shall be by telephone or email, confirmed immediately in writing, telecopier or email in substantially the form of Exhibit B hereto, specifying therein the requested (I) date of such Revolving Credit Advance, (II) Type of Revolving Credit Advances, (III) amount of such Revolving Credit Advance, and (IV) in the case of a Eurodollar Rate Advance or Adjusted CD Rate Advance, initial Interest Period for each such Revolving Credit Advance. The Lender shall, before 2:00 P.M. (New York City time) on the date of such Revolving Credit Advance and upon fulfillment of the applicable conditions set forth in Article III, make such Advance available to the Borrower at such account as is mutually agreed to.
          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances or Adjusted CD Rate Advances if the amount thereof is less than $10,000,000 or if the obligation of the Lender to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) there may not be more than six separate Eurodollar Rate Advances outstanding at any time.
          (c) Each Notice of Revolving Credit Advance shall be irrevocable and binding on the Borrower.

          SECTION 2.03 Fees. The Borrower agrees to pay to the Lender a facility fee on the amount of the Lender’s Commitment from the date hereof until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2006, and on the Termination Date.
          SECTION 2.04 Termination or Reduction of the Commitment. The Borrower shall have the right, upon at least three Business Days’ notice to the Lender, to terminate in whole or reduce in part, the unused portions of the Commitment of the Lender, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Once terminated or reduced, the Commitment may not be reinstated.
          SECTION 2.05 Repayment of Revolving Credit Advances. The Borrower shall repay to the Lender on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.
          SECTION 2.06 Interest on Revolving Credit Advances.
          (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
          (i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
          (ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (iii) Adjusted CD Rate Advances. During such periods as such Revolving Credit Advance is an Adjusted CD Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Adjusted CD Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than 90 days, on each day that occurs during such Interest Period every 90 days from the first day of such Interest Period and on the date such Adjusted CD Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit

Advance, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or (a)(iii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i), (a)(ii) or (a)(iii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.
          SECTION 2.07 Interest Rate Determination.
          (a) If, with respect to any Eurodollar Rate Advances, the Lender notifies the Borrower that the Eurodollar Rate for any Interest Period for such Revolving Credit Advances will not adequately reflect the cost to the Lender of making, funding or maintaining Eurodollar Rate Advances for such Interest Period, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lender to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.
          (b) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances or Adjusted CD Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, such Revolving Credit Advances will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances.
          (c) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances or Adjusted CD Rate Advances shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Revolving Credit Advances shall automatically Convert into Base Rate Advances.
          (d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance and each Adjusted CD Rate Advance will automatically, on the last day of the then existing Interest Period therefor Convert into a Base Rate Advance and (ii) the obligation of the Lender to make, or to Convert Advances into, Eurodollar Rate Advances or Adjusted CD Rate Advances shall be suspended.
          SECTION 2.08 Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Lender not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Revolving Credit Advances of one Type into Revolving Credit Advances of another Type; provided, however, that any Conversion of Eurodollar Rate Advances or Adjusted CD Rate Advances into Advances of another type shall be made only on the last day of an Interest Period for such Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances or Adjusted CD Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Eurodollar Rate Advances than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances or Adjusted CD Rate Advances, the duration of the initial Interest Period for each such Revolving Credit Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

          SECTION 2.09 Optional Prepayments of Revolving Credit Advances. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances or Adjusted CD Rate Advances, and not later than 12:00 noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance or an Adjusted CD Rate Advance, the Borrower shall be obligated to reimburse the Lender in respect thereof pursuant to Section 7.04(c).
          SECTION 2.10 Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the Effective Date, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or Adjusted CD Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (I) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (II) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which the Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If the Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of the Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.
          (c) If the Lender fails to give the Borrower any prompt notice required by this Section 2.10, the Borrower shall not be required to indemnify and compensate the Lender under this Section 2.10 for any amounts attributable to the event or factual circumstance required to be disclosed in such notice and arising during or with respect to any period ending more than 90 days before notice thereof has been delivered to the Borrower, provided that this subsection (c) shall in no way limit the right of the Lender to demand or receive compensation to the extent that such compensation relates to any law, rule, regulation, interpretation, administration, request or directive (or any change therein) which by its terms has retroactive application if such notice is given within 90 days after the date of enactment or effectiveness of such retroactive law, rule, regulation, interpretation, administration, request or directive (or change therein).
          SECTION 2.11 Illegality. Notwithstanding any other provision of this Agreement, if the Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lender to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.
          SECTION 2.12 Payments and Computations. (a) The Borrower shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due to the Lender at the Lender’s Account in same day funds.
          (b) All computations of interest based on the Base Rate shall be made by the Lender on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate, the Adjusted CD Rate or the Federal Funds Rate and of facility fees shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Whenever any payment hereunder or under the Revolving Credit Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          SECTION 2.13 Taxes. (a) Any and all payments by the Borrower hereunder or under the Revolving Credit Note shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of the Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Revolving Credit Note being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Revolving Credit Note to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Revolving Credit Note or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Revolving Credit Note (hereinafter referred to as “Other Taxes”).

          (c) The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Revolving Credit Note by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) If the Lender is organized under the laws of a jurisdiction outside the United States from time to time thereafter as requested in writing by the Borrower (but only so long as the Lender remains lawfully able to do so), shall provide the Borrower with two original Internal Revenue Service forms W-8BEN or W-8EC1, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that the Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Revolving Credit Note. If the form provided by the Lender at the time the Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until the Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date the Lender assignee becomes a party to this Agreement, the assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8EC1, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which the Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), the Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should the Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
          (g) If the Lender claims any additional amounts payable pursuant to this Section 2.13, it agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to the Lender.
          SECTION 2.14 Evidence of Debt. (a) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Revolving Credit Advance from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon notice by the Lender to the Borrower to the effect that a Revolving Credit Note is required or appropriate in order for the Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, the Lender, the Borrower shall promptly execute and deliver to the Lender a Revolving Credit Note payable to the order of the Lender in a principal amount up to the Commitment of the Lender.
          (b) Entries made in good faith by the Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
          SECTION 2.15 Use of Proceeds. The proceeds of the Revolving Credit Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including commercial paper backstop.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 3.01 Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
          (a) There shall have occurred no material adverse change in the properties, business, profits or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole since October 30, 2005, except as disclosed in the Borrower’s filings with the SEC or as disclosed in writing to the Lender prior to the date hereof.
          (b) Except as set forth under the heading “Legal Proceedings” in the Borrower’s 2005 Form 10-K and other SEC filings filed by Borrower prior to the Effective Date, there shall exist no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse determination which would have a Material Adverse Effect, or (ii) which in any manner draws into question the validity of this Agreement or the Revolving Credit Note.
          (c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect, and no law, regulation or provision in an existing agreement shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

          (d) The Borrower shall have notified the Lender in writing as to the proposed Effective Date.
          (e) The Borrower shall have paid all accrued fees and expenses of the Lender (including the accrued fees and expenses of counsel to the Lender) as agreed separately in writing by the parties to such agreement.
          (f) On the Effective Date, the following statements shall be true:
          (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
          (ii) No event exists that constitutes a Default or Event of Default.
          (g) The Lender shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to it:
          (i) The Revolving Credit Note to the order of the Lender to the extent requested by the Lender pursuant to Section 2.14.
          (ii) Certified copies of the general resolutions of the Board of Directors of the Borrower which authorize the Borrower to enter into this Agreement and the Revolving Credit Note, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Revolving Credit Note.
          (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Revolving Credit Note and the other documents to be delivered hereunder.
          (iv) A favorable opinion of the Vice President, Legal Services of the Borrower, substantially in the form of Exhibit C hereto and as to such other matters as the Lender may reasonably request.
          (v) A favorable opinion of Orrick, Herrington & Sutcliffe, L.L.P., counsel for the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as the Lender may reasonably request.
          SECTION 3.02 Conditions Precedent to Each Revolving Credit Advance. The obligation of the Lender to make a Revolving Credit Advance shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Advance (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Advance and the acceptance by the Borrower of the proceeds of such Revolving Credit Advance shall constitute a representation and warranty by the Borrower that on the date of such Revolving Credit Advance such statements are true):
          (i) the representations and warranties contained in Section 4.01 (other than Section 4.01(d)(ii)) are correct on and as of the date of such Revolving Credit Advance, before and after giving effect to such Revolving Credit Advance and to the application of the proceeds therefrom, as though made on and as of such date, and

          (ii) no event has occurred and is continuing, or would result from such Revolving Credit Advance or from the application of the proceeds therefrom, that constitutes a Default;
and (b) the Lender shall have received such other approvals, opinions or documents as it may reasonably request.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
          (a) Corporate Existence and Power. Each of the Borrower and each Subsidiary:
          (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation;
          (ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except where failures to have such licenses and permits would not, in the aggregate, have a Material Adverse Effect; and
          (iii) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where failures to be so licensed, qualified or in good standing would not, in the aggregate, have a Material Adverse Effect.
          (b) Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Revolving Credit Note are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
          (c) Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Revolving Credit Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity.
          (d) Financial Information. (i) The consolidated balance sheet of the Borrower and its Subsidiaries as of October 30, 2005, and the related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by KPMG LLP and set forth in the Borrower’s 2005 Form 10-K (or an exhibit thereto), a copy of which has been obtained by each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
          (ii) There has been no material adverse change since October 30, 2005, in the business, financial position or results of operations of the Borrower and its Subsidiaries, considered as a whole, except as disclosed in the Borrower’s filings with the SEC prior to the Effective Date.
          (e) Litigation. Except as set forth under the heading “Legal Proceedings” in the Borrower’s 2005 Form 10-K and as disclosed in any SEC filings of the Borrower made prior to the Effective Date, and then only to the extent that there have been no adverse developments with respect to such “Legal Proceedings” since such Form 10-K or in such SEC filings, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower any investigation, action, suit or proceeding threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse determination which would have a Material Adverse Effect, or (ii) which in any manner draws into question the validity of this Agreement or the Revolving Credit Note.
          (f) Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code which will violate Section 5.02(a) hereof or (iii) incurred any unpaid liability in excess of $75,000,000 under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
          (g) Environmental Matters. The Borrower has a process of conducting periodic internal reviews relating to compliance by the Borrower and its Subsidiaries with Environmental Laws and liabilities thereunder. On the basis of such reviews and other business processes, except as set forth in the Borrower’s 2005 Form 10-K, nothing has come to the attention of the Borrower which would lead it to believe that costs associated with compliance with Environmental Laws or liabilities thereunder (including, without limitation, any capital or operating expenses required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) would have a Material Adverse Effect.
          (h) Taxes. All federal and state income tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed and all other tax returns required to be filed in any other jurisdiction have, in fact, been filed, except where the failure to so file in such jurisdictions (other than in connection with federal or state income tax returns) would not have a Material Adverse Effect, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns, have been paid. For all taxable years ending on or before October 1997, the Federal income tax liability of the Borrower and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Borrower and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The provisions for taxes on the books of the Borrower and each Subsidiary are adequate for all open years, and for its current fiscal period.
          (i) No Regulatory Restrictions on Advances. The Borrower is not (i) primarily engaged in a business or businesses of investing, reinvesting, owning, holding or trading in securities; (ii) a “holding company” or a “subsidiary company” of a holding company within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (iii) otherwise subject to any regulatory scheme applicable to it which restricts its ability to incur debt under this Agreement.
          (j) Full Disclosure. All written information heretofore furnished by the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such written information hereafter furnished by the Borrower to the Lender will not, contain any untrue statement of a material fact or in the aggregate omit a material fact necessary to make the statements therein not misleading on the date as of which such information is stated or certified. There is no fact peculiar to the Borrower or its Subsidiaries which the Borrower has not disclosed to the Lender in writing which has had or, so far as the Borrower can now reasonably foresee, will have a Material Adverse Effect.
ARTICLE V
COVENANTS OF THE BORROWER
          SECTION 5.01 Affirmative Covenants. So long as any Revolving Credit Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will:
          (a) Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (A) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (B) where the violation of which, individually or in the aggregate, would not reasonably be expected to (x) result in a Material Adverse Effect or (y) if such violation is not remedied, result in any Lien not permitted under Section 5.02(a).
          (b) Payment of Obligations. Pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
          (c) Maintenance of Property; Insurance. (i) Keep, and cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.01(c)(i) shall prevent the abandonment of any property if such abandonment does not result in any Default hereunder and the Borrower determines, in the exercise of its reasonable business judgment, that such abandonment is in the interest of the Borrower.
          (ii) Maintain, and cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties in similar locations.

          (d) Preservation of Corporate Existence, Etc. Preserve, renew and keep in full force and effect, and cause each Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises, except to the extent that failures to maintain their respective rights, privileges and franchises could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.01(d) shall prohibit (A) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (B) the termination of the corporate existence of any Subsidiary if such termination does not result in any Default hereunder and the Borrower determines, in the exercise of its reasonable business judgment, that such termination is in the interest of the Borrower.
          (e) Visitation Rights. Permit the Lender (i) to visit and inspect during normal business hours (at the expense of such Lender unless an Event of Default has occurred and is continuing), under the Borrower’s guidance and, so long as no Default shall have occurred and be continuing, upon not less than three Business Days’ prior notice, any of the properties of the Borrower or any Subsidiary, (ii) to examine (to the extent material to ascertaining compliance with the terms and provisions hereof or to the extent reasonably related to the financial condition or material operations of the Borrower or a Subsidiary) all of their books of account, records, reports and other papers, and to make copies and extracts therefrom (other than attorney-client privileged and attorney work-product documents) and (iii) to the extent material to ascertaining compliance with the terms and provisions hereof or to the extent reasonably related to the financial condition or material operations of the Borrower or a Subsidiary, to discuss their respective affairs, finances and accounts with their respective officers, employees (who are managers or officers), and independent public accountants and by this provision the Borrower authorizes said accountants to discuss with the Lender the finances and affairs of the Borrower and its Subsidiaries; provided that the Lender shall have given prior written notice to the Borrower of its intention to discuss such finances and affairs with such accountants and have given the Borrower the opportunity to participate in such discussions, all at such reasonable times and as often as may be reasonably requested. Notwithstanding the above, the Borrower may, if and to the extent required by applicable law, deny such access or information to the Lender.
          (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with generally accepted accounting principles in effect from time to time.
          (g) Reporting Requirements. Deliver in writing or by email to the Lender (except as stated in clauses (i), (ii), (iv), (vi) and (vii) below and Section 7.01(b)) or make available electronically:
          (i) as soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:
     (A) a consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures as of the close of the fiscal year then most recently ended,
     (B) consolidated statements of operations of the Borrower and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding period and portion of the preceding fiscal year and
     (C) a consolidated statement of cash flows of the Borrower and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, it being agreed that (1) delivery of such financial statements shall be deemed to be a representation by the Borrower that such financial statements fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of the close of such quarterly fiscal period and their consolidated results of operations and cash flows for the portion of the fiscal year ending at the end of such quarterly fiscal period (subject to normal year-end adjustments) and (2) the Borrower may satisfy the requirements of this Section 5.01(a)(i) by filing its Quarterly Report on Form 10-Q with the SEC; provided that such Form 10-Q satisfies the foregoing requirements of this paragraph (i);
          (ii) as soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, copies of:
     (A) a consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year, and
     (B) consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated figures for the two preceding fiscal years, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Borrower to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the end of the fiscal year being reported on and their consolidated results of operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards, it being agreed that the Borrower may satisfy the requirements of this Section 5.01(a)(ii) by filing its Annual Report on Form 10-K with the SEC; provided that such Form 10-K (including the exhibits filed therewith) satisfies the requirements of this paragraph (ii);
          (iii) promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Borrower or any Subsidiary and any management letter received from such accountants, in all cases, material to the financial condition or operations of the Borrower or of the Borrower and its Subsidiaries taken as a whole;
          (iv) promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and of each regular or periodic report, and any registration statement or prospectus (other than those on Form S-8) filed by the Borrower or any Subsidiary with any securities exchange or the SEC or any successor agency; provided that the filing of such document with the SEC shall satisfy such requirement, and copies of any orders in any proceedings to which the Borrower or any of its

Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Borrower or any of its Subsidiaries, which orders are material to the financial condition or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole;
          (v) promptly upon the occurrence thereof, written notice of (A) a Reportable Event with respect to any Plan; (B) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other person to terminate any Plan if such termination were to result in a liability of the Borrower or any Subsidiary to the PBGC in an amount which could materially and adversely affect the condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (C) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan or any Multiemployer Plan if such withdrawal would result in a liability of the Borrower or any Subsidiary in an amount which could materially and adversely affect the condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (D) a “prohibited transaction” within the meaning of Section 406 of ERISA (which has not been exempted under or pursuant to Section 408 of ERISA) in connection with any Plan if such “prohibited transaction” would result in a liability of the Borrower or any Subsidiary in an amount which could materially and adversely affect the condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (E) any increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability in an amount that could have a Material Adverse Effect; or (F) the taking of any action by, or the threat in writing of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;
          (vi) within the periods provided in paragraphs (i) and (ii) above, a certificate of an authorized financial officer of the Borrower stating that such officer has reviewed the provisions of this Agreement and (A) setting forth the information and computations (in sufficient detail) required in order to establish whether the Borrower was in compliance with the requirements of Sections 5.02(a) and 5.03 at the end of the period covered by the financial statements then being furnished and (B) stating whether there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto; provided, that the email of such certificate in accordance with Section 7.01(b) shall satisfy the delivery requirements of this paragraph;
          (vii) within the period provided in paragraph (ii) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating (A) that they have reviewed this Agreement, and (B) whether, in making their audit, such accountants have become aware of any Default under Section 6.01 insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists specifying the nature and period of existence thereof; provided, that the email of such certificate in accordance with Section 7.01(b) shall satisfy the delivery requirements of this paragraph;
          (viii) within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking and proposes to take with respect thereto;

          (ix) promptly upon any change in the Public Debt Rating, a notice reporting such change and stating the date on which such change was publicly announced by the relevant rating agency; and
          (x) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Lender may reasonably request.
          SECTION 5.02 Negative Covenants. So long as any Revolving Credit shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will not:
          (a) Liens, Etc. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:
          (i) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Section 5.01(a) or (b);
          (ii) any Lien of or resulting from any judgment or award; provided that either (A) the amount secured thereby does not exceed $75,000,000 or (B) if the amount secured thereby does exceed $75,000,000, the time for the appeal or petition for rehearing of such judgment or award shall not have expired, or the Borrower or a Subsidiary shall in good faith be prosecuting an appeal or proceeding for a review thereof, and execution of such judgment or award shall be stayed pending such appeal or proceeding for review;
          (iii) Liens incidental to the conduct of business conducted by the Borrower and its Subsidiaries in the ordinary course of business or the ownership of properties and assets owned by the Borrower and its Subsidiaries (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business of the Borrower and its Subsidiaries and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;
          (iv) survey exceptions or encumbrances, encroachments, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, zoning restrictions, declarations of covenants, conditions and restrictions, other title exceptions or other restrictions as to the use of real properties, which are necessary or appropriate in the good faith judgment of the Borrower for the conduct of the business of the Borrower and its Subsidiaries and which, individually or in the aggregate, do not in any event materially impair their use in the operation of the business of the Borrower or of the Borrower and its Subsidiaries taken as a whole;
          (v) Liens securing Indebtedness of a Subsidiary to the Borrower or to another Subsidiary;
          (vi) Liens existing as of the Effective Date and reflected in Schedule 5.02(a) hereto, including any renewals, extensions or replacements of any such Lien, provided that:

     (A) no additional property is encumbered in connection with any such renewal, extension or replacement of any such Lien; and
     (B) there is no increase in the aggregate principal amount of Debt secured by any such Lien from that which was outstanding or permitted to be outstanding with respect to such Lien as of the Effective Date or the date of such renewal, extension or replacement, whichever is greater;
          (vii) Liens incurred after the Effective Date given to secure the payment of the purchase price and/or other direct costs incurred in connection with the acquisition, construction, improvement or rehabilitation of assets including Liens incurred by the Borrower or any Subsidiary securing Debt incurred in connection with industrial development bond and pollution control financings, including Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by the Borrower or a Subsidiary of any business entity (including a Subsidiary) then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach, provided that (A) except in the case of Liens existing on assets at the time of acquisition of a Subsidiary then owning such assets, the Lien shall be created within twelve (12) months of the later of the acquisition of, or the completion of the construction or improvement in respect of, such assets and shall attach solely to the assets acquired, purchased, or financed, or (B) except in the case of Liens existing on assets at the time of acquisition of a Subsidiary then owning such assets or Liens in connection with industrial development bond or pollution control financings, at the time of the incurrence of such Lien, the aggregate amount remaining unpaid on all Debt secured by Liens on such assets whether or not assumed by the Borrower or a Subsidiary shall not exceed an amount equal to 75% of the lesser of the total purchase price or fair market value, at the time such Debt is incurred, of such assets (as determined in good faith by the Board of Directors of the Borrower;
          (viii) Liens arising from the sale or transfer of accounts receivable and notes of the Borrower and its Subsidiaries, provided that the Borrower and its Subsidiaries shall receive adequate consideration therefor;
          (ix) Liens on notes or accounts receivable sold or transferred in a transaction which is accounted for as a true sale under GAAP;
          (x) Liens securing Debt, to the extent that such Liens are not otherwise permitted by this Section 5.02(a), provided that immediately after giving effect to the incurrence of any such Lien, the sum of the aggregate principal amount of all outstanding Debt secured by Liens permitted solely by reason of this Sections 5.02(a)(x) shall not exceed 15% of Consolidated Net Tangible Assets; and
          (xi) Liens incurred in connection with any renewals, extensions or refundings of any Debt secured by Liens described in Sections 5.02(a)(vii), (viii), (ix) or (x), provided that there is no increase in the aggregate principal amount of Debt secured thereby and no additional property is encumbered.
In the event that any property of the Borrower or its Subsidiaries is subjected to a lien in violation of this Section 5.02(a), but no other provision of this Agreement (the Indebtedness secured by such lien being referred to as “Prohibited Secured Indebtedness”), such violation shall not constitute an Event of Default hereunder if the Borrower, substantially simultaneously with the incurrence of such lien, makes or causes to be made a provision whereby the Revolving Credit Note will be secured equally and ratably with all Prohibited Secured Indebtedness and delivers to the Lender an opinion to that effect, and, in any case, the

Revolving Credit Note shall have the benefit, to the full extent that, and with such priority as, the Lender may be entitled to under applicable law, of an equitable lien to secure the Revolving Credit Note on such property of the Borrower or its Subsidiaries that secures Prohibited Secured Indebtedness. The opinion referred to in the preceding sentence shall be addressed to the Lender, shall contain such qualifications and limitations as are reasonably acceptable to the Lender and shall be delivered by counsel of nationally recognized standing selected by the Borrower and satisfactory to the Lender. Such counsel shall be deemed to be satisfactory to the Lender unless, during the 15 day period after the Lender has received written notice identifying such counsel, the Lender shall have objected to such selection in writing to the Borrower.
          Notwithstanding any of the foregoing provisions of this Section 5.02(a) including, without limitation, the terms and provisions of the preceding paragraph of this Section 5.02(a), the Borrower shall not, and shall not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien (other than Liens described in Section 5.02(a)(i) through (iv), inclusive) upon any land, property or buildings (or any interest therein) described as Special Unencumbered Property in Schedule 5.02(a)(xii) hereto.
          (b) Consolidations, Mergers and Sales of Assets. Consolidate or merge with or into any other Person or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that the Borrower may merge with another Person if immediately after giving effect to such merger (x) no Default shall exist, and (y) the Borrower is the surviving entity.
          (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.
          (d) Change in Nature of Business. Engage, or permit any of its Subsidiaries to engage, in any business if, as a result, the primary business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially changed from the business of the manufacture of capital equipment for the electronics and solar industries.
          (e) Use of Proceeds. Use proceeds of the Revolving Credit Advances made under this Agreement, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock unless, at all times when any such proceeds are used to buy or carry Margin Stock, not more than 25% of the value (as determined by any reasonable method) of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) which are subject to any restriction in Sections 5.02(a) or 5.02(b) consists of Margin Stock.
          (f) Transactions with Affiliates. Enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s (as the case may be) business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.
          SECTION 5.03 Financial Covenant. So long as any Revolving Credit Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will maintain as of the last day of each fiscal quarter, determined on the basis of the most recently completed four consecutive fiscal quarters ending on such day, a Consolidated Leverage Ratio of not greater than *** .
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) the Borrower shall fail to pay any principal of any Revolving Credit Advance when due or shall fail to pay any interest, fee, or other amount payable hereunder within three Business Days or five days after it becomes due, whichever is later;
          (b) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
          (c) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than clause (a) above) if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Lender;
          (d) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;
          (e) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (after the lapse of any cure period and the receipt of any required notices) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;
          (f) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall take any corporate action to authorize any of the foregoing; provided that no event otherwise constituting an Event of Default under this clause (f) shall be an Event of Default if the total assets of all entities with respect to which an event has occurred which would otherwise have constituted an Event of Default under this clause (f) or clause (g) do not exceed $75,000,000 in the aggregate;
          (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the

***	information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; provided that no event otherwise constituting an Event of Default under this clause (g) shall be an Event of Default if the total assets of all entities with respect to which an event has occurred which would otherwise have constituted an Event of Default under clause (f) or this clause (g) do not exceed $75,000,000 in the aggregate;
          (h) any ERISA Affiliate shall fail to pay when due (or in the case of an ERISA Affiliate acquired by the Borrower or a Subsidiary after the due date thereof, within 30 days after such ERISA Affiliate is so acquired) an amount or amounts aggregating in excess of $75,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more ERISA Affiliates to incur a current payment obligation in excess of $50,000,000;
          (i) final judgments or orders for the payment of money in excess of $75,000,000 in the aggregate (excluding amounts with respect to which a financially sound and reputable insurer has admitted liability) shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 consecutive days; or
          (j) either (i) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of Voting Stock of the Borrower; or (ii) during any period of 12 consecutive calendar months, commencing before or after the date of this Agreement, individuals who were directors of the Borrower on the first day of such period (the “Initial Directors”) shall cease for any reason to constitute a majority of the board of directors of the Borrower unless the Persons replacing such individuals were nominated or elected by a majority of the directors (x) who were Initial Directors at the time of such nomination or election and/or (y) who were nominated or elected by a majority of directors who were Initial Directors at the time of such nomination or election;
then, and in any such event, the Lender (i) may, by notice to the Borrower, declare the obligation of the Lender to make Revolving Credit Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare the Revolving Credit Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Revolving Credit Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, the Commitment shall thereupon terminate and the Revolving Credit Advances (together with accrued interest thereon) shall immediately become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
MISCELLANEOUS
          SECTION 7.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          SECTION 7.02 Notices, Etc. (a) Except to the extent set forth in Section 7.02(b) and in the proviso to this Section 7.02(a), all notices and other communications provided under this Agreement shall be in writing (including telecopier or email communication) and mailed, telecopied, emailed or delivered (x) if to the Borrower, at its address at 3050 Bowers Avenue, Santa Clara, California 95054, Attention: Robert Friess; Telecopier: 408-986-7825; email: Robert_Friess@amat.com; provided, that if such notice is to be delivered pursuant to Section 6.01, 7.05, 7.01 or 7.07, then such notice shall be delivered by mail or express delivery (and not delivered electronically or by telecopy) at the address above to the Attention of: Robert Friess, Treasurer (or his successor) and Joseph Sweeney, Group Vice President, Legal Affairs and Intellectual Property (or his successor), or at such other address as shall be designated by Borrower in a written notice to the other parties; and (y) if to the Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto or at such other address as shall be designated by such party in a written notice to the Borrower, provided that materials required to be delivered pursuant to Sections 5.01(g)(vi) and (vii) shall be delivered as specified in Section 7.02(b) or as otherwise specified to the Borrower by the Lender from time to time. All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied, or confirmed by e-mail, respectively, except that notices and communications to the Lender pursuant to Article II or III shall not be effective until received by the Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Revolving Credit Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) So long as Citibank or any of its Affiliates is the Lender, the Borrower hereby agrees that, unless otherwise requested by the Lender, it will provide to the Lender all information, documents and other materials that it is obligated to furnish to the Lender pursuant to this Agreement, including, without limitation, all notices, financial statements, financial and other reports, certificates and other required information materials, but excluding any such communication that (i) relates to a request for an amendment or for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Lender to oploanswebadmin@citigroup.com (or such other e-mail address designated by the Lender from time to time).
          Each party hereto agrees that any electronic communication referred to in this Section 7.02(b) shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Lender) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Lender, upon the posting of a record of such communication as “received” in the e-mail system of the Lender; provided that if such communication is not so received by the Lender during the normal business hours (Eastern Standard Time) of the Lender, such communication shall be deemed delivered at the opening of business on the next Business Day for the Lender.
          SECTION 7.03 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Revolving Credit Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 7.04 Costs and Expenses. (a) The Borrower shall pay (i) all out-of pocket expenses of the Lender, including reasonable fees and disbursements of special counsel for the Lender, in connection with the preparation of this Agreement (subject to any limits agreed upon in writing by the Borrower and the Lender), any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of pocket expenses incurred by the Lender, including (without duplication) the reasonable fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
          (b) The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Revolving Credit Note, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Credit Advances or (ii) the actual or alleged presence of Hazardous Substances on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Revolving Credit Note, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Credit Advances.
          (c) If any payment of principal with respect to any Eurodollar Rate Advance or Adjusted CD Rate Advance, or any such Revolving Credit Advance is Converted to a different Type of Revolving Credit Advance (pursuant to Section 2.07(d) or (e), 2.09 or 2.11, acceleration of the maturity of the Revolving Credit Advances pursuant to Section 6.01 or for any other reason) other than on the last day of the Interest Period for such Revolving Credit Advance, or if the Borrower fails to borrow, prepay, Convert or continue any such Revolving Credit Advance after notice has been given to the Lender in accordance with Section 2.02(a), 2.05, 2.08 or 2.09, the Borrower shall reimburse the Lender for any resulting loss or expense (with interest if appropriate) incurred by it or by an existing or prospective assignee or participant in the related Revolving Credit Advance, including (without limitation) any loss incurred in obtaining, liquidation or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, prepay, Convert or continue; provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall show in reasonable detail the basis for calculating such amount and shall be conclusive in the absence of manifest error.
          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Revolving Credit Note.
          SECTION 7.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the declaration of the Revolving Credit Advances due and payable pursuant to the provisions of Section 6.01, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Revolving Credit Note, without limitation of clauses (i) and (ii) above, whether or not the Lender shall have made any demand under this Agreement or the Revolving Credit Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.
          SECTION 7.06 Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.
          SECTION 7.07 Confidentiality. (a) The Lender agrees (on behalf of itself and each of its Affiliates, directors, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement after such information is identified by the Borrower as being confidential, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, provided that the Borrower is given prompt written notice (to the extent permitted by law) that such disclosure is required, (ii) to counsel for the Lender, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which the Lender is a party, provided that the Borrower has been given prompt prior written notice (to the extent permitted by law) of such proposed disclosure or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant), or any actual or proposed contractual counterparty (or its advisors) to any securitization, hedge, or other derivative transaction relating to the parties’ obligations hereunder, agrees in writing to be bound by the terms of this Section 7.07.
          (b) Notwithstanding anything herein to the contrary, the Borrower, and the Lender may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and tax structure of the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to a Borrower or the Lender, as the case may be, relating to such U.S. tax treatment and tax structure.
          SECTION 7.08 Governing Law. This Agreement and the Revolving Credit Note shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 7.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail (in pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 7.10 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Revolving Credit Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 7.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, provided that this sentence shall not limit the right of any party hereto to appeal any judgment. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Revolving Credit Note in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Revolving Credit Note in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 7.11 Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.
          SECTION 7.12 Assignments. The Lender may assign, in whole, not in part, all its rights and obligations under this Agreement and the Note, including, without limitation, the Commitment, Advances owing to it and the Note, with five (5) days prior written notice to the Borrower; provided, however, each assignment shall be made to an Eligible Assignee and pursuant to an assignment and assumption agreement in form reasonably acceptable to the Lender, such Eligible Assignee and the Borrower. Upon such execution, delivery, and acceptance, from and after the effective date specified in each assignment agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such agreement, have the rights and obligations of the Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such agreement, relinquish its rights and be released from its obligations under this Agreement and, the original Lender shall cease to be a party hereto.
          SECTION 7.13 Waiver of Jury Trial. Each of the Borrower and the Lender hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Revolving Credit Note or the actions of the Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

APPLIED MATERIALS, INC.
By	/s/ Nancy H. Handel
	Name:	Nancy H. Handel
	Title:	Chief Financial Officer

By	/s/ Robert M. Friess
	Name:	Robert M. Friess
	Title:	Vice President, Treasurer

CITICORP USA, INC.
By	/s/ Kathryn D. Song
	Name:	Kathryn D. Song
	Title:	Vice President

CREDIT AGREEMENT SIGNATURE PAGE

SCHEDULE I
COMMITMENTS AND APPLICABLE LENDING OFFICES

		Domestic	Eurodollar	CD
	Revolving Credit	Lending	Lending	Lending
Name of Initial Lender	Commitment	Office	Office	Office
Citicorp USA, Inc.	$100,000,000	399 Park Avenue, New York, NY 10043	399 Park Avenue, New York, NY 10043	399 Park Avenue, New York, NY 10043

EXHIBIT A - FORM OF
REVOLVING CREDIT
PROMISSORY NOTE

U.S.$100,000,000	Dated: , 2006
          FOR VALUE RECEIVED, the undersigned, APPLIED MATERIALS, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of CITICORP USA, INC. (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$100,000,000 or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the 364-Day Credit Agreement dated as of September 14, 2006, among the Borrower and the Lender (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.
          The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
          Both principal and interest are payable in lawful money of the United States of America as provided in the Credit Agreement, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
          This Promissory Note is the Revolving Credit Note referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

APPLIED MATERIALS, INC.
By
Title:

A-1

EXHIBIT B - FORM OF
NOTICE OF REVOLVING
CREDIT ADVANCE
Citicorp USA, Inc.
Two Penns Way
New Castle, Delaware 19720
[Date]
Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
     The undersigned, APPLIED MATERIALS, INC., refers to the 364-Day Credit Agreement, dated as of September 14, 2006, (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned and you and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Advance (the “Proposed Revolving Credit Advance”) as required by Section 2.02(a) of the Credit Agreement:
     (i) The Business Day of the Proposed Revolving Credit Advance is                     , 200_.
     (ii) The Type of Revolving Credit Advances is [Base Rate Advances] [Eurodollar Rate Advances] [Adjusted CD Rate Advances].
     (iii) The amount of the Proposed Revolving Credit Advance is $                    .
     [(iv) The initial Interest Period for each [Eurodollar Rate Advance] [Adjusted CD Rate Advance] is ___month[s].]
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Advance:
     (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsection (d)(i) thereof and in subsection (e)(i) thereof) are correct, before and after giving effect to the Proposed Revolving Credit Advance and to the application of the proceeds therefrom, as though made on and as of such date; and
     (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Advance or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, APPLIED MATERIALS, INC.
By
Title:

B-1